Exhibit 3.11

Execution Copy

AGREEMENT
OF
LIMITED PARTNERSHIP
OF
Legacy Reserves Operating LP

This Agreement of Limited Partnership (this “Agreement”) of Legacy Reserves Operating LP (the “Partnership”), dated as of January 19, 2006 (the “Effective Date”) is entered into by and among Legacy Reserves Operating GP LLC, a Delaware limited liability company, as general partner, and Legacy Reserves LP, a Delaware limited partnership, as limited partner.

ARTICLE I
DEFINITIONS

The following definitions shall for all purposes, unless otherwise clearly indicated to the contrary, apply to the terms used in this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as described in the first sentence of Section 2.5, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C, § 17-101 et seq.), as amended from time to time, and any successor to such act.

“General Partner” means Legacy Reserves Operating GP LLC, a Delaware limited liability company, in its capacity as the general partner of the Partnership, and any successor to Legacy Reserves Operating GP LLC as general partner.

“Limited Partner” means Legacy Reserves LP, in its capacity as a limited partner of the Partnership.

“Partner” means the General Partner or the Limited Partner and “Partners” means the General Partner and the Limited Partner.

“Partnership” means Legacy Reserves Operating LP, a Delaware limited partnership.

“Partnership Interest” means shall mean the interest of a Partner in the Partnership.

“Percentage Interest” shall mean those percentages set forth opposite the Partners’ names on Exhibit A.

ARTICLE II
ORGANIZATIONAL MATTERS

Section 2.1                                   Formation.  Subject to the provisions of this Agreement, the General Partner and the Limited Partner have formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act.  The General Partner and the Limited

Partner hereby enter into this Agreement to set forth the rights and obligations of the Partners and certain matters related thereto.  Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.  Upon their execution of counterpart signature pages of this Agreement, the General Partner was admitted as the general partner of the Partnership and the Limited Partner was admitted as the limited partner of the Partnership.

Section 2.2                                   Name.  The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “Legacy Reserves Operating LP”.

Section 2.3                                   Principal Office; Registered Office.

(a)                                 The principal office of the Partnership shall be at 303 W. Wall Street, Suite 1600, Midland, Texas 79701 or such other place as the General Partner may from time to time designate to the Limited Partner.  The Partnership may maintain offices at such other places as the General Partner deems advisable.

(b)                                 The address of the Partnership’s registered office in the State of Delaware shall be 615 South Dupont Highway, Dover, Delaware 19901 and the name of the Partnership’s registered agent for service of process at such address shall be Capital Services, Inc.

Section 2.4                                   Term. The Partnership commenced its existence on the effective date of the filing of the Certificate and shall continue in existence until it is dissolved and terminated as provided herein and the Delaware Act.

Section 2.5                                   Organizational Certificate.  A Certificate of Limited Partnership of the Partnership has been filed by the General Partner with the Secretary of State of the State of Delaware as required by the Delaware Act.  The General Partner shall cause to be filed such other certificates or documents as may be required for the formation, operation and qualification of a limited partnership in the State of Delaware and any state in which the Partnership may elect to do business.  The General Partner shall thereafter file any necessary amendments to the Certificate of Limited Partnership and any such other certificates and documents and do all things requisite to the maintenance of the Partnership as a limited partnership (or as a partnership in which the Limited Partner has limited liability) under the laws of Delaware and any state or jurisdiction in which the Partnership may elect to do business.

ARTICLE III
PURPOSE

The purpose and business of the Partnership shall be to engage in any lawful activity for which limited partnerships may be organized under the Delaware Act.

ARTICLE IV
CAPITAL CONTRIBUTIONS

The General Partner and the Limited Partner shall contribute the amounts or properties set forth opposite their names on Exhibit A in exchange for their Partnership Interest.

ARTICLE V
CAPITAL ACCOUNTS; ALLOCATIONS

Section 5.1                                   Capital Accounts.  The Partnership shall maintain a capital account for each of the Partners in accordance with the regulations issued pursuant to Section 704 of the Code, and as determined by the General Partner as consistent therewith.

Section 5.2                                   Allocations.  For federal income tax purposes, each item of income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners in accordance with their respective Percentage Interests.

Section 5.3                                   Distributions.  From time to time, but not less often than quarterly, the General Partner shall review the Partnership’s accounts to determine whether distributions are appropriate. The General Partner may make such cash distributions as it, in its sole discretion, may determine without being limited to current or accumulated income or gains from any Partnership funds, including, without limitation, Partnership revenues, capital contributions or borrowed funds; provided, however, that, notwithstanding anything to the contrary contained herein, no distribution shall be made by the Partnership that would violate Section 17-607 or 17-804 of the Delaware Act or other applicable law.  In its sole discretion, the General Partner may, subject to the foregoing proviso, also distribute to the Partners other Partnership property, or other securities of the Partnership or other entities.  All distributions by the General Partner shall be made in accordance with the Percentage Interests of the Partners.

ARTICLE VI
MANAGEMENT AND OPERATIONS OF BUSINESS

Section 6.1                                   General Partner to Manage.  Except as otherwise expressly provided in this Agreement, all powers to control and manage the business and affairs of the Partnership shall be vested exclusively in the General Partner; the Limited Partner shall not have any power to control or manage the business and affairs of the Partnership.  Notwithstanding anything to the contrary contained herein, the General Partner is hereby authorized to execute, deliver and perform any document on behalf of the Partnership without any further act, vote or approval of any other Partner or other person or entity.

Section 6.2                                   Officers and Agents.  The General Partner shall have the power to employ, retain and designate persons as may be necessary or appropriate for the conduct of the Partnership’s business (subject to the supervision and control of the General Partner), including employees and agents who may be designated as officers of the Partnership with titles including but not limited to “chairman,” “president,” “vice president,” “treasurer,” “secretary,” “general manager,” “director,” and “chief financial officer,” as and to the extent authorized by the General Partner.  If the General Partner does not otherwise specify the powers and duties of any person so designated as an officer, such person shall have the powers and duties generally accorded by Delaware corporate law and customary business usage mutatis mutandis to a person holding a position with the same title in a Delaware corporation.

Section 6.3                                   Reimbursement.  The General Partner shall be reimbursed for all costs, expenses, disbursements and advances incurred or made by the General Partner in connection with the operation of the Partnership or on behalf of the Partnership, including, without limitation, costs of compensation and benefits to managers, and any officers, employees or agents, of the General Partner or nay of its affiliates engaged in managing the business and affairs of, or providing services to, the Partnership.

ARTICLE VII
INDEMNIFICATION

(a)                                 To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, (i) the General Partner, any additional General Partner and any affiliates of such General Partner, (ii) any officer of the Partnership or any subsidiary of the Partnership, and (iii) any member, partner, director, officer, fiduciary or trustee of any person or entity described in clauses (i), (ii) and (iii) (collectively, “Indemnitees”) shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Article VII, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Article VII shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b)                                 To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Article VII(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Article VII.

(c)                                  The indemnification provided by this Article VII shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)                                 The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other persons or entities as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person or entity in connection with the Partnership’s activities or such person’s or entity’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such person or entity against such liability under the provisions of this Agreement.

(e)                                  In no event may an Indemnitee subject the Limited Partner to personal liability by reason of the indemnification provisions set forth in this agreement.

(f)                                   An Indemnitee shall not be denied indemnification in whole or in part under this Article VII because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g)                                  The provisions of this Article VII are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other person or entity.

(h)                                 No amendment, modification or repeal of this Article VII any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Article VII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VIII
RIGHTS AND OBLIGATIONS OF LIMITED PARTNER

To the fullest extent permitted by law, the Limited Partner shall not have any liability under this Agreement.

ARTICLE IX
DISSOLUTION AND LIQUIDATION

The Partnership shall dissolve and its affairs shall be wound up (i) upon the unanimous agreement of the Partners to dissolve, (ii) an event of withdrawal of a general partner has occurred under the Delaware Act, (iii) at any time that there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Delaware Act, or (iv) the entry of a decree of judicial dissolution of the Partnership under § 17-802 of the Delaware Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of withdrawal of a general partner described in subsection (ii) of this Article IX if (A) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (B) within ninety (90) days after the occurrence of such event of withdrawal, all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

ARTICLE X
AMENDMENT OF PARTNERSHIP AGREEMENT

The General Partner may amend any provision of this Agreement without the consent of the Limited Partner and may execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1                            Addresses and Notices.  Any notice to the Partnership, the General Partner or the Limited Partner shall be deemed given if received by it in writing at the principal office of the Partnership designated pursuant to Section 2.3(a).

Section 11.2                            Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

Section 11.3                            Integration.  This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 11.4                            Severability.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof, or of such provision in other respects, shall not be affected thereby.

Section 11.5                            Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the General Partner and the Limited Partner as of the date first above written.

GENERAL PARTNER:

Legacy Reserves Operating GP LLC

By:	Legacy Reserves LP, its sole member

By:	Legacy Reserves GP, LLC, its general partner

By:	/s/ Steven H. Pruett
Name:	Steven H. Pruett
Title:	President, Chief Financial Officer and Secretary

LIMITED PARTNER:

Legacy Reserves LP

By: Legacy Reserves GP, LLC, its general partner

By:	/s/ Steven H. Pruett
Name:	Steven H. Pruett
Title:	President, Chief Financial Officer and Secretary

Exhibit A

Capital Contributions: Percentage Interests

	Capital Contribution	Percentage Interest

General Partner:	$0.10	0.01

Legacy Reserves Operating GP LLC 303 W. Wall Street, Suite 1600 Midland, Texas 79701

Limited Partner:	999.90	99.99

Legacy Reserves LP 303 W. Wall Street, Suite 1600 Midland, Texas 79701

Total	$1,000.00	100.00%

A-1